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                                                                      Exhibit 99



EXCHANGE NATIONAL BANCSHARES ENHANCES DIVIDEND PAYMENT SCHEDULE
Jefferson City, MO
November 18, 2005


Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF) announced today that its Board of Directors approved changes in the timing and amounts of its dividend payments effective January 1, 2006.

In making the announcement, Board Chairman and CEO James E. Smith stated, "In addition to regular quarterly dividends, we have voted for the past 19 years to pay a special, discretionary dividend in December. Beginning January 1, 2006, the equivalent of the special dividend, currently 9 cents per share, will be paid to our shareholders sooner by adding 3 cents per share to our regular quarterly dividend. The Board also voted to pay an additional 3 cents per share annually, enabling us to pay shareholders 21 cents per share each quarter versus the current 18 cents per share."

These changes apply beginning with the quarterly cash dividend payable January 1, 2006 to shareholders of record at the close of business December 15, 2005.

The announcement does not affect payment of the company's previously announced December 1, 2005 special dividend.

Explaining the reasons for the changes, Smith said, "The special dividend is not considered a regular dividend payment because it could be stopped at any time. Incorporating it into regular quarterly dividends not only ensures its payment to shareholders, but benefits shareholders in other important ways.

"Shareholders will receive their dividends earlier, throughout the year, instead of having to wait until December. In addition, the change will produce a more accurate calculation of our dividend yield, which is an important measure used by analysts in determining the attractiveness of our shares as an investment. Because analysts generally do not include special dividend payments in calculating dividend yields, we were not receiving the benefit of our full annual dividend payments.

"We will also reduce our dividend payment processing costs 20% by reducing the frequency of payments from five times per year to four."

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the








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company's quarterly and annual reports filed with the Securities and Exchange
Commission.

Contact:  Kathleen Bruegenhemke
          Senior Vice President, Investor Relations
          TEL: 573.761.6100   FAX: 573.761.6272
          www.exchangebancshares.com



















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